EXHIBIT 99.1

For Immediate Release
Contact: Willing Biddle, CEO
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Announces the Retirement of Charles J. Urstadt from the Board of Directors

GREENWICH, Conn.--(BUSINESS WIRE) - Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced that on December 18, 2019, Charles J. Urstadt, age 91, retired from the Board of Directors of the Company, concluding more than 30 years of service as a director.  From 1986 to December 2018, he had served as Chairman of the Board of Directors, before stepping down from his role as Chairman but remaining on as a director.  Charles D. Urstadt succeeded him as Chairman.  Charles J. Urstadt also served as Chief Executive Officer from 1989 through 2013, when Willing L. Biddle succeeded him as President and Chief Executive Officer.  Although no longer serving on the Board of Directors, Charles J. Urstadt will remain with the Company in a non-executive role and as Chairman & Director, Emeritus.

Willing L. Biddle, President and CEO, commented, “When Charlie took leadership of the Company in the late 1980s, it was externally advised and lacked geographic focus, as well as owning an assortment of office, industrial and retail properties.  Under his leadership, the Company put in place a new strategy of selling the diverse assets and buying primarily grocery anchored properties in the New York metro market.  As a result, the company has been transformed and we stand on solid ground, having celebrated our 50th anniversary, with great prospects for the future.  We thank Charlie for more than 30 years of exceptional service and look forward to his continued contributions.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust that owns or has equity interests in 82 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 199 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 26 consecutive years.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.